Exhibit 6.22

SERVICE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this November 1, 2023 by and between HANOVER ONE INTERNATIONAL, INC., located at 5149 Corelli Falls, Round Rock, TX 78665, (hereinafter referred to as “HANOVER”), ALTERNATIVE BALLISTICS, INC. whose head office is located at 5940 South Rainbow Blvd., Las Vegas, NV 89118 (hereinafter referred to as the “COMPANY”).

WITNESSETH:

For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1) ENGAGEMENT

COMPANY hereby engages HANOVER as an independent contractor, and HANOVER does hereby accept its position as an independent contractor to the COMPANY upon the terms and conditions hereinafter set forth.

2) TERM

The term of this Agreement shall be for 12 months and is cancellable anytime with 30 days written notice or email after the first 90 days of representation hereunder. If any party elects to exercise its right to cancel, then a termination of service notice must be provided to all parties in writing or by way of email no less than 30 days prior to the desired termination date. After the initial term of 12 months, the Agreement shall continue month to month unless and until the Agreement is cancelled as specified herein with a 30 day notice of the desired termination date. Continuing cash compensation to HANOVER will remain as specified below and there will be no additional increase in equity compensation.

3) DUTIES AND OBLIGATIONS OF HANOVER

a)	HANOVER will review and analyze various aspects of the COMPANY’s goals and make recommendations on the feasibility and achievement of desired goals.

b)	HANOVER will provide all services as defined in the Scope of Services (Exhibit 1).

c)	ALL HANOVER-PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT NOT LIMITED TO, INFORMATIONAL WRITE-UPS, NEWS ANNOUNCEMENTS, SHAREHOLDER LETTERS, ETC., SHALL BE PREPARED BY HANOVER USING MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY PRIOR TO DISSEMINATION BY HANOVER.

4) HANOVER’S COMPENSATION

For the services listed herein, HANOVER is entitled to receive compensation as stated below. HANOVER’s compensation is fee-based and will not be percentage-based in relation to any type of securities offering that may be undertaken by the COMPANY or in relation to sales of the COMPANY’s products or services.

●	Month 1-12: A cash monthly retainer of $3,500 with the first monthly payment due upon execution of this Agreement; and subsequent monthly payments of $3,500 due every 30 days thereafter.

●	(The equity portion of the contract is to be re-adjusted if a forward or reverse split occurs prior to any capital raise) Based on Alternative Ballistics currently having approximately 111 million+ shares issued and outstanding, Hanover shall be entitled to earn 3.3 million shares issuable in 832,500 share tranches on a quarterly basis. The first tranche of 832,500 shares shall be earned and issuable on the 91st day following the execution of the Service Agreement and subsequent tranches of 832,500 shares shall be issuable every 90 days thereafter. These shares will not have anti-dilution rights.

Hanover agrees to vote their shares at the recommendation of the Board of Directors and allow Alternative Ballistics’ management to vote their shares in their place in the event Hanover cannot be reached within ten days of a proxy vote or solicitation for an action by written consent of the shareholders without a meeting.

HANOVER’S EXPENSES AND COSTS

HANOVER shall pay all reasonable costs and expenses incurred by HANOVER, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement. Under certain situations, including but not limited to the following, HANOVER may request COMPANY to cover costs and expense items in excess of $1.00 however, all items/expenses must be approved by the COMPANY in writing prior to HANOVER’s incurrence of the same:

a)	Seminars, expositions, money and investment conferences – held outside of the continental United States.

b)	Expenses related to travel, hotel accommodations, airfare, etc., when HANOVER is conducting business outside the continental United States on behalf of the COMPANY.

c)	Radio and television time and print media advertising costs, when/if applicable. d) Subcontract fees and costs incurred in preparation of independent third party research reports, when/if applicable.

e)	Printing and publication costs of brochures and marketing materials, which are not supplied by the COMPANY.

f)	Corporate web site development costs.

g)	Printing and publication costs of the COMPANY’s annual reports, quarterly reports, and/or other shareholder communication collateral material, which is not supplied by the COMPANY.

5) COMPANY’S DUTIES AND OBLIGATIONS

COMPANY shall have the following duties and obligations under this Agreement:

a)	Cooperate fully and timely with HANOVER so as to enable HANOVER to perform its obligations under this Agreement.

b)	The COMPANY will act diligently and promptly in reviewing materials submitted to it from time to time by HANOVER and inform HANOVER of any inaccuracies contained therein prior to the dissemination of such materials.

c)	Promptly give written notice to HANOVER of any change in the COMPANY’s financial condition or in the nature of its business or operations, which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.

d)	Within 30 days, pay all COMPANY pre-approved costs and expenses incurred by HANOVER under the provisions of this Agreement when presented with invoices for the same by HANOVER.

e)	Give full disclosure of all material facts concerning the COMPANY to HANOVER and update such information on a timely basis.

f)	Promptly pay the compensation due HANOVER under the provisions of this Agreement, and as defined in Section 4 herein.

6) NONDISCLOSURE

Except as may be required by law, the COMPANY, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without HANOVER’s express written consent except to COMPANY counsel, accountants and other persons performing investment banking, financial, or related functions for the COMPANY.

Both the COMPANY and HANOVER shall instruct their respective officers, directors, employees, agents and affiliates of this obligation. HANOVER understands that the COMPANY may give HANOVER access to information that the COMPANY has identified as confidential (the “Confidential Information”). Confidential Information will be clearly marked by the COMPANY or will be information that the COMPANY has reasonably attempted, orally or in writing, to indicate as “confidential,” or information that HANOVER should reasonably recognize to be confidential from the contents or context of the disclosure.

HANOVER may use Confidential Information of the COMPANY only in connection with the services provided hereby. HANOVER will not, at any time, use the Confidential Information of the COMPANY in any fashion, form, or manner, except in furtherance of the purpose described above.

HANOVER will protect the confidentiality of the COMPANY’s Confidential Information in the same manner as it protects the confidentiality of its own proprietary and confidential information of like kind. Access to the Confidential Information shall be restricted to those of the HANOVER personnel engaged in a use permitted hereby. HANOVER may disclose the Confidential Information to its advisors, agents and representatives (collectively, its “Representatives”) who need to know the Confidential Information for the purpose described above.

Confidential Information disclosed hereunder shall at all times remain, as between the parties, the property of the COMPANY. Neither this Agreement, nor any disclosure of Confidential Information hereunder, shall be construed to grant a license under any trade secrets, copyrights, or other rights granted by the COMPANY.

Confidential Information of the COMPANY may not be copied or reproduced by HANOVER without the prior written consent of the COMPANY. All Confidential Information made available hereunder, including copies thereof, shall be returned to COMPANY upon the first to occur of (a) completion of the purpose referred to above or (b) request by the COMPANY.

Nothing in this Agreement shall prohibit or limit either party’s use of information (including but not limited to ideas, concepts, know-how, techniques, and methodologies): (i) information that at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of its disclosure by HANOVER or its Representatives in breach of this Agreement); (ii) information that was available or known to HANOVER prior to disclosure by the COMPANY; (iii) information made available to HANOVER from a person or entity who, to HANOVER’s knowledge, was not prohibited from disclosing it; and (iv) information that HANOVER holds or develops independently of the COMPANY.

If HANOVER receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information of the COMPANY, HANOVER shall promptly notify the COMPANY and tender to it the defense of such demand. Unless the demand shall have been timely limited, quashed or extended, HANOVER shall thereafter be entitled to comply with such demand to the extent permitted by law. If requested by the COMPANY to whom the defense has been tendered, HANOVER shall cooperate (at the expense of COMPANY) in the defense of a demand.

7) COMPANY’S DEFAULT

In the event of any default in the payment of HANOVER’s compensation pursuant to this Agreement, or any other charges or expenses on the COMPANY’s part to be paid or met, or any part or installment thereof, at the time and in the manner herein prescribed for the payment thereof and as and when the same becomes due and payable, and such default shall continue for five business days after HANOVER’s written notice thereof is received by COMPANY; in the event of any material default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of the COMPANY to be performed, kept, complied with or abided by, and such default shall continue for five business days after HANOVER has given COMPANY written notice thereof, or if a petition in bankruptcy is filed by the COMPANY, or if the COMPANY is adjudicated bankrupt, or if the COMPANY shall compromise all its debts or assign over all its assets for the payment thereof, or if a receiver shall be appointed for the COMPANY’s property, then upon the happening of any of such events, HANOVER shall have the right, at its option, forthwith or thereafter to accelerate all compensation, costs and expenses due or coming due hereunder and to recover the same from the COMPANY by suit or otherwise and further, to terminate this Agreement. The COMPANY covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of HANOVER, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if HANOVER employs an attorney to collect the aforesaid amounts or to enforce other rights of HANOVER provided for in this Agreement in the event of any default as set forth above.

8) COMPANY’S REPRESENTATIONS AND WARRANTIES

The COMPANY represents and warrants to HANOVER for the purpose of inducing HANOVER to enter into and consummate this Agreement as follows:

a)	The COMPANY has the power and authority to execute, deliver and perform under this Agreement.

b)	The execution and delivery by the COMPANY of this Agreement have been duly and validly authorized by all requisite action by the COMPANY. No license, consent or approval of any form is required for the COMPANY’s execution and delivery of this Agreement.

c)	No representation or warranty by the COMPANY in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the COMPANY to HANOVER pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the COMPANY has not disclosed to HANOVER, in writing, or in SEC filings or news announcements, which materially adversely affects, nor, so far as the COMPANY can now reasonably foresee, may adversely affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the COMPANY.

D)	THE COMPANY ACKNOWLEDGES THAT HANOVER IS NOT A REGISTERED BROKER/DEALER OR INVESTMENT ADVISOR AND WILL NOT PARTAKE IN THE FOLLOWING ACTIVITIES:

i)	Provide evaluations.

ii)	Negotiate or advise to the structure or terms of a securities offering;

iii)	Participate in negotiations with third party investors;

iv)	Perform due diligence;

v)	Participate in the preparation or distribution of documents relating to a securities offering;

vi)	Accept any form of finder and/or referral fees related to a securities offering that may be undertaken by the COMPANY; and/or

vii)	Participate in any securities distribution.

9) HANOVER’S REPRESENTATIONS AND WARRANTIES

HANOVER represents and warrants to the COMPANY for the purpose of inducing the COMPANY to enter into and consummate this Agreement as follows:

a)	HANOVER has the power and authority to execute, deliver and perform under this Agreement.

b)	The execution and delivery by HANOVER of this Agreement have been duly and validly authorized by all requisite action by HANOVER. No license, consent or approval of any form is required for HANOVER’s execution and delivery of this Agreement.

c)	HANOVER will not disseminate any documentation or statements concerning the COMPANY unless approved by the COMPANY,

d)	HANOVER will not make any representations regarding the COMPANY that are not approved by the COMPANY.

10) INDEMNITY

Each Party agrees to indemnify, defend and hold the other Party, its officers, directors, agents, employees and other related parties (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines, or judgments, including without limitation reasonable attorneys’ fees, costs and expenses, incidental thereto, which may be suffered by, accrued against, charged to or recoverable from any Indemnified Party, relating to any third-party claim which arises from or relates to a breach of a representation or warranty contained herein.

11) HANOVER’S DEFAULT

In the event of any default in the performance by HANOVER pursuant to this Agreement and such default shall continue for five business days after the COMPANY’s written notice thereof is received by HANOVER; in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of HANOVER to be performed, kept, complied with or abided by, and such default shall continue for five business days after COMPANY has given HANOVER written notice thereof, or if a petition in bankruptcy is filed by HANOVER, or if HANOVER is adjudicated bankrupt, or if HANOVER shall compromise all its debts or assign over all its assets for the payment thereof, of if a receiver shall be appointed for HANOVER’s property, then upon the happening of any of such events, the COMPANY shall have the right, to terminate this Agreement.

12) LIMITATION OF HANOVER LIABILITY

If HANOVER fails to perform its services hereunder, its entire liability to the COMPANY, other than liability under Section 12 hereof, shall not exceed the amount of cash compensation HANOVER has received from the COMPANY under Section 4 of this Agreement. IN NO EVENT WILL HANOVER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY HANOVER, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

13) MISCELLANEOUS

a)	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid to the parties, or sent by a nationally recognized overnight carrier hereto at their addresses first above written or by email with a delivery receipt. Either party may change their address for the purpose of this paragraph by written notice similarly given.

b)	Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relating to such subject matter.

c)	Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both Parties.

d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.

e)	Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

f)	Governing law and jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for any dispute arising relating to this agreement shall be located exclusively in the courts in and for the county of Williamson County, Texas.

g)	Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

h)	Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

i)	Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

j)	Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

k)	Days. When used herein, the word “days refers to calendar days unless otherwise specified.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year as follows:

CONFIRMED AND AGREED ON THIS 1st DAY OF NOVEMBER, 2023.

Hanover One International Inc.

By:	/s/ James E. Hock
HANOVER Officer

James E. Hock
Print Name

CONFIRMED AND AGREED ON THIS 1st DAY OF NOVEMBER, 2023.

Alternative Ballistics Corporation

By:	/s/ Vanessa Luna
Duly Authorized

Vanessa Luna, Chairman/EVP
Print Name

SCOPE OF SERVICES – EXHIBIT 1

Hanover International, Inc. (“Hanover”) will be responsible for creating an effective campaign by applying best industry practices in the areas of financial communications and corporate finance advisory for Alternative Ballistics.

Collectively, and in collaboration with the executive leadership of Alternative Ballistics, Hanover will be responsible for leveraging their firms’ respective strengths, resources and spheres of influence to endeavor to assist Alternative Ballistics in achieving the following:

●	Create and maintain a comprehensive communications platform that provides for consistent, easy to understand messaging and corporate transparency in keeping with best industry practices. This will include assisting with the design/functionality all PowerPoint presentations, investor kit collaterals, et al.

●	Generate meaningful awareness and measurable support from the financial community for management’s vision, Alternative Ballistics operational performance and its compelling growth prospects.

●	Assist Alternative Ballistics executive leadership in formulating and implementing a comprehensive business and finance strategy that will enable Alternative Ballistics to effectively and efficiently access the global business and capital markets to support its business expansion strategies, when/if required.

SPECIFIC DELIVERABLES:

❖ Investor Relations

●	Create a cohesive messaging platform that is consistent across the enterprise.

■	Hanover will help review and edit (upon request and with management’s expressed review and approval) press releases, Chairman/CEO letters, PowerPoint presentations and other financial collateral materials (i.e., fact sheets, executive summaries, etc.).

●	Implement proactive market outreach for Alternative Ballistics to help increase market awareness and appreciation for Alternative Ballistics business plan and growth prospects.

■	Hanover will endeavor to use industry-accepted proactive methodologies to increase awareness and appreciation for Alternative Ballistics among members of the financial community. This will include:

◌	Build and maintain an initial investment banking outreach database.

◌	Designing and implementing electronic outreach initiatives that utilize a non-promotional, but highly educational approach to informing the business and financial community about Alternative Ballistics and its value proposition.

◌	Strategically target and implement outreach initiatives to educate research analysts and institutions on Alternative Ballistics with the objective of attaining analyst coverage and institutional support.

■	Arrange for a routine series of corporate presentations to key U.S. financial centers, which may include New York City, Boston, San Francisco, Southern California, and Southern Florida; and use tactical outreach designed to increase awareness and support for Alternative Ballistics.

◌	Hanover will provide management with a detailed itinerary for each city tour, along with comprehensive background information on each meeting participant.

■	Hanover will cultivate and nurture positive general public and institutional opinions of Alternative Ballistics management and business.

■	Hanover will endeavor to secure management presentation opportunities at select, prominent financial conferences deemed effective for generating interest and support.

◌	Hanover will coordinate all conference logistics to include aiding in the preparation/creation of a customized PowerPoint presentation and having key Hanover executives on site to coordinate all conference activities and strategic introductions and to ensure that all breakout sessions, if/when applicable, are well populated.

Corporate Communications

It is essential to the success of any investor relations program that all external communication be treated as a branding effort. This means that all communications should convey key messages that we determine management should focus on when communicating with Wall Street, strategic partners, media, etc. Additionally, it is essential that all communications issued by the Company consider the impact on all stakeholders during the strategic planning and drafting process. Hanover will aid in the creation of all corporate collateral materials for the Company.

◌	Hanover, through its collaboration with Accesswire/Issuer Direct, has negotiated reduced pricing for press release distribution, webcasting services and Edgar Filings. Please let us know your level of interest in using Accesswire/Issuer Direct as we will arrange for an account to be activated under the Hanover pricing umbrella.

●	Hanover International 3 Month Overview For Alternative Ballistics

■	1st Month

◌	Hanover will begin the vetting process of institutions that fit for Alternative Ballistics in preparations for meetings and presentations.

◌	Hanover will enhance/modify the corporate business plan and PowerPoint, if necessary.

■	2nd Month

◌	Arrange for virtual or in-person road shows to take place beginning the 2nd month of service or once the Company’s materials are considered complete. Hanover’s goal is to have the company speak to industry specific investment bankers to build interest and offer exposure.

■	A full city RS consists of 6-8 meetings within the city.

■	Hanover will create a full schedule and profiles for each meeting booked whether virtual or in-person. The profiles offer a background history on the firm and include meeting attendee biographies.

■	3rd Month

◌	Hanover will conduct follow-up with all meeting participants that have shown interest in Alternative Ballistics.

◌	Hanover, either with or without Alternative Ballistics management, will then arrange for follow-on meetings or calls for interested parties to learn more and dive deeper into the Company’s business. The Company may need to arrange for a data room at this time to log those individuals who have access to their corporate information.

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